Exhibit 99.1

                  Nektar Announces Second Quarter 2006 Results

    SAN CARLOS, Calif.--(BUSINESS WIRE)--Aug. 3, 2006--Nektar
Therapeutics (Nasdaq:NKTR):

    -- Exubera(R) (insulin human (rDNA origin)) Inhalation Powder introduced in U.S. by Pfizer with comprehensive education program; initial supplies available across U.S. in September; studies presented at American Diabetes Association meeting build on previous data

    -- Nektar proprietary product, Amphotericin B Inhalation Powder, received U.S. Orphan Drug and Fast Track designation;
        PEGylated pain-related therapy completes proof-of-concept trial in humans

    -- Value of Nektar PEG technology highlighted by $17.6 million payment from Affymax received in July 2006, and Phase II data for new indication for UCB's Cimzia(TM)

    -- Nektar closed Bradford UK site as important step to focus company

    Nektar Therapeutics (Nasdaq:NKTR) announced today its financial results for the second quarter ended June 30, 2006.
    The company reported revenue of $60.2 million for the three months ended June 30, 2006, compared to $28.6 million for the three months ended June 30, 2005. In the second quarter of 2006, product sales and royalty revenue was $44.2 million, including three months of Exubera product sales to Pfizer Inc, compared to $5.5 million for the three months ended June 30, 2005, and contract research revenue totaled $14.3 million compared to $19.6 million in the three months ended June 30, 2005.
    Nektar reported a GAAP net loss of $62.8 million or $(0.70) per share for the three months ended June 30, 2006 compared to a GAAP net loss of $26.9 million or $(0.32) per share for the three months ended June 30, 2005.
    Nektar also reported a non-GAAP net loss for the second quarter 2006 of $24.9 million or $(0.28) per share compared to a non-GAAP net loss for the second quarter 2005 of $26.9 million or $(0.32) per share. The non-GAAP net loss in the second quarter of 2006 excludes $5.4 million of SFAS 123R non-severance stock based compensation charges, $11.1 million of severance charges, $3.7 million of restructuring charges related to the closing of Nektar UK (Bradford), and a $17.7 million charge for the settlement of litigation with the University of Alabama in Huntsville (UAH). The UAH litigation settlement charge includes an $11 million payment made by the company on June 30, 2006 and the present value at an 8% discount rate of ten annual payments of $1 million beginning on July 1, 2007. See the supplemental table attached to this press release entitled "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures."
    For the six months ended June 30, 2006, Nektar reported total revenue of $89.2 million compared to $57.0 million for the six months ended June 30, 2005. For the six months ended June 30, 2006, product sales and royalty revenue was $56.6 million, including four months of Exubera product sales to Pfizer, compared to $11.9 million for the six months ended June 30, 2005, and contract research revenue totaled $29.1 million compared to $39.1 million for the six months ended June 30, 2005.
    For the six months ended June 30, 2006, Nektar reported a GAAP net loss of $96.3 million or $(1.08) per share compared to a GAAP net loss for the six months ended June 30, 2005 of $53.1 million or $(0.63) per share.
    Nektar also reported a non-GAAP net loss for the first six months of 2006 of $49.3 million or $(0.55) per share compared to a non-GAAP net loss for the first six months of 2005 of $53.1 million or $(0.63) per share.
    The non-GAAP net loss for the first six months of 2006 excludes $10.4 of SFAS 123R non-severance stock based compensation charges, $14.8 million of severance charges, $4.1 million of restructuring charges related to the closing of Nektar UK (Bradford), and a $17.7 million charge for settlement of litigation of the UAH litigation. See the supplemental table attached to this press release entitled "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures."
    As of June 30, 2006, Nektar reported cash, cash equivalents, short-term investments, and investments in marketable securities totaling approximately $491.1 million compared to $528.1 million as of March 31, 2006. This cash balance does not include the $17.6 million payment made in July by Affymax related to a collaboration between the two companies.
    "The primary goals for Nektar over the last several months have been to meet manufacturing demand for Exubera, refocus the business to position us to achieve sustainable profitable growth and to build shareholder value, and advance our proprietary products. We have made strong progress in each of these areas," said Robert Chess, chairman, and interim president and CEO.
    "First, we are pleased with our ability to produce Exubera Inhalers and powdered insulin as ordered by Pfizer. Second, closing our Bradford UK site represents an important step in aligning our spending with those activities that will drive our business. Third, our inhaled amphotericin product received both US Orphan Drug and Fast Track designation. Further, we concluded a human proof-of-concept trial for our PEG pain-related product, moving us closer to our objective of having four of our proprietary products in human clinical trials in 2007," concluded Chess.

    Financial Outlook for 2006

    Today the company is updating its full year 2006 guidance last provided on May 10, 2006 in a press release announcing first quarter 2006 results. On July 20, 2006, Nektar increased its Exubera manufacturing and royalty revenue guidance to a range of $70 to $90 million from a range of $60 to $80 million, with most of this revenue being generated by manufacturing sales to Pfizer. Changes provided today include an increase in the total revenue and GAAP net loss estimates.
    "As we stated on our conference call reporting our first quarter 2006 financial results on May 10, we continue to evaluate and restructure the company in order to focus on our core assets. As we emphasized on that call, these activities could increase our net loss estimates for 2006. In the second quarter, these activities along with the UAH litigation settlement, led to an increase in our GAAP net loss estimates for 2006. However, our estimate of our non-GAAP net loss for 2006 is unchanged," said Lou Drapeau, senior vice president of finance, and chief financial officer.
    Following is a summary of Nektar's current financial guidance for the full year 2006:

    -- Total revenue in the range of $170 to $200 million, including $70 to $90 million of Exubera manufacturing and royalty revenue, with most of the Exubera related revenue being generated by manufacturing sales to Pfizer.

    -- GAAP net loss estimates have increased to $160 to $175 million from $135 to $150 million, primarily due to a $17.7 million charge for the settlement of the UAH litigation and additional severance amounts. The non-GAAP net loss remains at $100 to $115 million. Non-GAAP net loss excludes the $17.7 million settlement of the UAH litigation, $22 million of estimated SFAS 123R non-severance stock based compensation charges, and approximately $20 million of estimated charges related to restructuring and severances. See the supplemental table attached to this press release entitled "Reconciliation of Non-GAAP Projected Financial Guidance for 2006."

    -- Cash, cash equivalents, and short-term investments and investments in marketable securities at the end of the year of approximately $415 to $440 million, which remains unchanged.

    Recent Highlights

    Exubera Progress

    Exubera(R) (insulin human (rDNA origin)) Inhalation Powder is a product from a developmental collaboration between Pfizer and Nektar; and is marketed by Pfizer. It is approved for adults with type 1 and type 2 diabetes in the U.S., European Union (EU) and Brazil.
    Nektar reported on July 20, 2006, that Pfizer is introducing Exubera in the U.S. by commencing a comprehensive physician and patient education and training program for Exubera to be rolled out in phases beginning July 24, 2006. Further, Pfizer will make initial supplies of Exubera available across the U.S. in September 2006. Pfizer has already made Exubera available in Germany and Ireland.
    "As the first non-injectable insulin in the U.S., Exubera is designed to address an important unmet need for diabetes patients," said Chess. "We look forward to continuing to deliver commercial quantities of Exubera Inhalers and powder to Pfizer according to plan, and will work closely with Pfizer to build sufficient supplies to meet patient demand."
    Recent studies presented by Pfizer in June 2006 build on earlier Exubera data. Nektar reported results announced by Pfizer from two ongoing studies that showed adults with type 1 or type 2 diabetes treated with Exubera experienced sustained blood sugar control over a two-year period and gained about half as much weight as those taking injected insulin. In addition, Nektar reported that Pfizer announced results from two new studies that show many people with type 2 diabetes, who should take insulin injections to improve blood sugar control, often choose to avoid injections for at least four years or more, despite insulin's proven effectiveness. These data were presented at the 66th Annual Scientific Sessions of the American Diabetes Association, June 10, 2006.

    Proprietary Products

    Nektar is developing its own products that leverage the company's drug delivery capabilities and its portfolio of leading technologies. The company has four proprietary products in development, three of which have already completed or are in early-stage clinical trials.
    Nektar announced today that the product under development as a pain-related therapy using Nektar's PEGylated technology has completed a proof-of-concept study in humans. The company plans to conduct a second Phase I trial this year and advance to Phase II in 2007.
    Announced May 22, 2006, the FDA granted Fast Track designation to Amphotericin B Inhalation Powder (ABIP) for prevention of pulmonary fungal infections in patients at risk for aspergillosis due to immunosuppressive therapy, including those receiving organ or stem cell transplants, or treated with chemotherapy or radiation for hematologic malignancies (leukemias). Amphotericin B Inhalation Powder was previously granted U.S. orphan drug designation by the FDA for the prevention of pulmonary fungal infections in patients at risk for aspergillosis due to immunosuppressive therapy. Nektar has conducted two Phase I trials and has long-term toxicity studies underway for the inhaled amphotericin product.
    "The Orphan Drug and Fast Track designation by the Food and Drug Administration (FDA) for Amphotericin B Inhalation Powder is an important step toward providing a much-needed medical solution to protect against life-threatening pulmonary fungal infections," said Dr. David Johnston, Nektar senior vice president of research and development.
    Nektar is also developing an inhaled product for adjunctive treatment of gram negative pneumonia in mechanically-ventilated patients which is in Phase II trials. In addition, the company is working on a product in the oncology area that uses Nektar Advanced PEGylation technology.

    Partner Pipeline

    Nektar PEGylation technology is used in eight marketed products worldwide and two additional products filed for regulatory approval in both the U.S. and EU. "Our PEGylation technology has proven its ability to generate breakthrough products and multi-billion dollar markets for our partners," said Chess.

    $17.6 Million Payment from Affymax Highlights Value of Nektar PEG
Technology

    Nektar announced on July 24, 2006 that the company received a cash payment of $17.6 million under a previously undisclosed collaboration with Affymax, Inc. triggered by Affymax entering into a global agreement with Takeda, Inc. to develop and commercialize Affymax's lead product candidate, Hematide(TM). Hematide utilizes Nektar Advanced PEGylation Technology and is in Phase IIb clinical trials for the treatment of anemia.

    Data from Phase II trials of Cimzia(TM) for Psoriasis, a New
Indication

    On July 18, 2006, UCB announced significant positive results from a Phase II study of Cimzia(TM) (certolizumab pegol, CDP870) for the treatment of patients with moderate to severe psoriasis. Nektar provides its Advanced PEGylation technology for Cimzia(TM).
    UCB filed for regulatory approval earlier this year for Cimzia(TM) in both the U.S. (February 2006) and the EU (April 2006) for the treatment of Crohn's Disease. UCB also stated that it has ongoing Phase III studies to investigate the efficacy and tolerability of Cimzia(TM) for rheumatoid arthritis.

    Focusing the Company

    Nektar announced on its first quarter financial results conference call on May 10, 2006 that the company intended to close its site in Bradford UK, which has been substantially completed as of June 30, 2006, and is an important step toward focusing the company on its core assets. Nektar previously announced that Nektar UK was deemed to be significantly impaired, which resulted in a write-off, reported as part of the company's 2005 net loss.
    "A key goal for my time as interim CEO is to focus the company on those components of our business that will most increase shareholder value while managing our underlying cost structure," said Chess. "By closing our Bradford UK operations, we are taking a significant step to better control our expenses and focus our business on the three key elements of our stated strategy: (1) developing proprietary products based on our drug delivery technology; (2) Exubera and diabetes life-cycle management products, and (3) high-value partner programs."

    Important Safety Information about Exubera

    Patients should not take Exubera if they have poorly controlled or unstable lung disease, or if they smoke or have stopped smoking less than six months prior to starting Exubera treatment. If a patient starts smoking or resumes smoking, he or she must stop using Exubera and see a health care provider about a different treatment.
    Before starting treatment with Exubera, a health care provider will carry out a simple test to check lung function. This will help to find out if Exubera is the right treatment for individual patients. Once a patient starts treatment, it is recommended that a health care provider check lung function again at six months and yearly thereafter.
    Like all medicines, Exubera can cause side effects. As with all forms of insulin, a possible side effect of Exubera is low blood sugar levels.
    Some patients have reported a mild cough while taking Exubera, which occurred within seconds to minutes after Exubera inhalation. Coughing occurred less frequently as patients continued to use Exubera.
    In clinical trials, mean treatment group differences between Exubera and comparator showed that Exubera was associated with small, non-progressive declines in lung function relative to comparator treatments.

    Conference Call Information

    Robert Chess will host a conference call for analysts and investors today beginning at 2:00 p.m. Pacific time to discuss further the company's performance.
    Investors can access a live audio-only webcast through a link that is posted on the Investor Relations section of Nektar's website at http://www.nektar.com. The web broadcast of the conference call will be available for replay through August 17, 2006.
    Analysts and investors can also access the conference call live via telephone by dialing (800) 559-9370 (U.S.); (847) 619-6819
(international). The passcode is 15219171 and the host is Mr. Robert Chess. An audio replay will be available shortly following the call through August 17, 2006 and can be accessed by dialing (877) 213-9653 (U.S.); or (630) 652-3041 (international) with a passcode of 15219171. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

    About Nektar

    Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. Nektar technology and know-how have enabled nine approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its drug delivery technologies and expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

    Non-GAAP Financial Measures

    The company provides all information required in accordance with GAAP, but it believes that evaluating its ongoing results of operations may be difficult to understand if limited to reviewing only GAAP financial results. In managing the company's business, management reviews non-GAAP net loss and non-GAAP basic and diluted net loss per common share non-GAAP net loss which excludes as applicable, SFAS 123R stock-based compensation charges, litigation charges, and severance and restructuring charges to evaluate the company's ongoing operating results.
    Nektar management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial measures. The company considers and presents such non-GAAP financial measures in measuring, reporting, and forecasting its financial results to provide management and investors with an additional tool to evaluate the company's operating results in a manner that focuses on what management believes to be the company's ongoing business operations. Management believes that the inclusion of non-GAAP financial measures provides consistency and comparability with past reports of financial results. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures as, and may not be calculated in the same manner as that of other companies with which investors may compare the financial results of the company. Management believes it is useful for the company and investors to review both GAAP information that includes the expenses and charges mentioned above and the non-GAAP financial measures that exclude such special expenses and charges to have a better understanding of the overall performance of the company's business, its allocation of resources and its ability to perform in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

    This press release contains forward-looking statements that reflect management's current views and expectations as to the Exubera product launch, Exubera manufacturing activities, product and technology development plans and funding, current business position of the company, clinical plans and expectations for the clinical advancement of our proprietary and partner products, the potential for new product efficacy, safety, compliance, and economic benefits for patients, the value and risk profile of our proprietary product programs, and financial projections for the 2006 calendar year. These forward-looking statements involve uncertainties and other risks, including but not limited to: (i) the timing and success of the Exubera commercial launch (ii) the company's ability to manufacture and supply sufficient quantities of Exubera dry powder insulin and inhalation devices to meet patient demand (iii) the discovery of any new or more severe side effects or negative efficacy findings for Exubera or any product liability claims related thereto (iv) investment in our proprietary products prior to seeking partner collaborations may adversely impact our results of operations and financial condition (v) our success or the success of our partners in obtaining regulatory approvals (vi) a material negative impact on our results of operations for future periods as a result of the application of SFAS 123R related to expensing of stock-based compensation, and (vii) additional charges and expenses that may be incurred as we restructure the company in order to focus on our core assets. Other important risks and uncertainties are detailed in the company's reports and other filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

    Exubera is a registered trademark of Pfizer Inc.

    Hematide is a trademark of Affymax, Inc.

    Cimzia is a trademark of UCB.



                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             ( In thousands, except per share information)


                                    Unaudited           Unaudited
                               ------------------- -------------------
                               Three-Months Ended   Six-Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenue:
 Contract research revenue     $ 14,322  $ 19,552  $ 29,139  $ 39,081
 Product sales and royalty
  revenue                        44,157     5,470    56,554    11,862
 Exubera(R) commercialization
  readiness revenue               1,744     3,528     3,489     6,101
                               --------- --------- --------- ---------
Total revenue                    60,223    28,550    89,182    57,044

Operating costs and expenses:
 Cost of goods sold              35,731     5,433    43,684    10,688
 Exubera(R) commercialization
  readiness costs                 1,042     2,666     2,084     4,960
 Research and development        41,630    35,785    73,031    70,730
 General and administrative      26,063    10,135    46,436    19,245
 Litigation settlement           17,710         -    17,710         -
 Amortization of other
  intangible assets               1,259       981     2,623     1,963
                               --------- --------- --------- ---------
Total operating costs and
 expenses                       123,435    55,000   185,568   107,586
                               --------- --------- --------- ---------

Loss from operations            (63,212)  (26,450)  (96,386)  (50,542)

Other income (expense), net      (1,055)     (118)   (1,092)   (1,403)
Interest income                   6,374     2,512    11,256     4,784
Interest expense                 (4,938)   (2,856)  (10,080)   (5,916)
                               --------- --------- --------- ---------

Loss before provision for
 income taxes                   (62,831)  (26,912)  (96,302)  (53,077)

Benefit (provision) for income
 taxes                                -         -         -         -
                               --------- --------- --------- ---------

Net loss                       $(62,831) $(26,912) $(96,302) $(53,077)
                               ========= ========= ========= =========


Basic and diluted net loss per
 common share                  $  (0.70) $  (0.32) $  (1.08) $  (0.63)

Shares used in computing basic
 and diluted net loss per
 share                           89,697    85,040    89,312    84,875


                          NEKTAR THERAPEUTICS
               Reconciliation of GAAP Financial Measures
                    to Non-GAAP Financial Measures
             ( In thousands, except per share information)


                                    Unaudited           Unaudited
                               ------------------- -------------------
                               Three-Months Ended   Six-Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

GAAP net loss                  $(62,831) $(26,912) $(96,302) $(53,077)

Adjustments to GAAP net loss:

 SFAS 123R stock-based
  compensation expense,
  excluding severance             5,391         -    10,386         -
 Litigation settlement           17,710         -    17,710         -
 Severance and restructuring
  charges                        14,820         -    18,883         -
                               --------- --------- --------- ---------

Non-GAAP net loss (1)          $(24,910) $(26,912) $(49,323) $(53,077)
                               ========= ========= ========= =========



GAAP basic and diluted net
 loss per common share         $  (0.70) $  (0.32) $  (1.08) $  (0.63)

Adjustments to GAAP basic and
 diluted net loss per common
 share:

 SFAS 123R stock-based
  compensation expense,
  excluding severance          $   0.06  $      -  $   0.12  $      -
 Litigation settlement         $   0.20  $      -  $   0.20  $      -
 Severance and restructuring
  charges                      $   0.17  $      -  $   0.21  $      -
                               --------- --------- --------- ---------

Non-GAAP basic and diluted net
 loss per common share (1)     $  (0.28) $  (0.32) $  (0.55) $  (0.63)
                               ========= ========= ========= =========

Shares used in computing non-
 GAAP basic and diluted net
 loss per share                  89,697    85,040    89,312    84,875


(1) These non-GAAP financial measures are not presented as a measure of operating results and should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. The company's management provides these non-GAAP financial measures to present investors with additional information that the company's management considers in assessing the company's results of operations, and to enhance investors' overall understanding of the company's financial performance.



                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                              June 30,    December 31,
                                                2006          2005
                                             (unaudited)      (2)
                                             -----------  ------------

                   ASSETS

Current assets:
 Cash, cash equivalents and short-term
  investments                                $  475,920    $  476,201
 Inventory                                       16,247        18,627
 Other current assets                            80,559        25,015
                                             -----------   -----------
  Total current assets                          572,726       519,843

Investments in marketable securities             15,219        90,222
Property and equipment, net                     139,152       142,127
Goodwill                                         78,431        78,431
Other intangible assets, net                     10,539        13,452
Deposits and other assets                        11,078        14,479
                                             -----------   -----------
                                             $  827,145    $  858,554
                                             ===========   ===========


    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued liabilities    $   60,543    $   53,626
 Capital lease obligations - current                562           482
 Convertible subordinated notes and
  debentures - current                           36,026
 Deferred revenue - current                      17,706        15,487
                                             -----------   -----------
  Total current liabilities                     114,837        69,595

Convertible subordinated notes and
 debentures                                     381,627       417,653
Accrued rent                                      2,357         2,409
Capital lease obligations                        19,975        20,276
Deferred revenue                                 25,501         8,374
Other long-term liabilities                      17,587        13,436

Stockholders' equity:
 Preferred stock at par                               -             -
 Common stock at par                                  9             9
 Capital in excess of par                     1,265,195     1,233,690
 Deferred compensation                                -        (2,949)
 Accumulated other comprehensive loss            (1,409)       (1,707)
 Accumulated deficit                           (998,534)     (902,232)
                                             -----------   -----------
  Total stockholders' equity                    265,261       326,811
                                             -----------   -----------
                                             $  827,145    $  858,554
                                             ===========   ===========


(2) The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.



                          Supplemental Table

                          NEKTAR THERAPEUTICS
   Reconciliation of Non-GAAP Projected Financial Guidance for 2006
                             (In millions)


Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

                                                    2006 Projected
                                                   Financial Guidance
                                                  --------------------

  2006 Exubera-related projected revenue range    $  70    to   $  90
  2006 other revenue                                100           110
                                                  ------        ------
2006 projected total revenue range                $ 170    to   $ 200
                                                  ======        ======

Projected GAAP net loss                           $(160)   to   $(175)

Adjustments to GAAP net loss:

  SFAS 123R stock-based compensation expense,
   excluding severance related charges               22            22
   Litigation settlement                             18            18
  Severance and restructuring charges                20            20
                                                  ------        ------

Projected Non-GAAP net loss                       $(100)   to   $(115)
                                                  ======        ======

    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138
             Jennifer Ruddock, 650-631-4954